Exhibit 99.1

FOR:    WEBCO INDUSTRIES, INC.
                                                          CONTACT:     Dana S. Weber
                                                                                    President and Chief Operating Officer
                                                                                    (918) 241-1040
                                                                            Mike Howard
                                                                                    Chief Financial Officer
                                                                                    (918) 241-1094

For Immediate Release

Webco Industries, Inc. Reports Fiscal 2004 Second Quarter Results
Revenue Increases 7.0%, to $46.2 Million for Quarter and 8.9%, to $95.2 Million Year-to-Date

        TULSA, Oklahoma, March 8, 2004 - Webco Industries, Inc. (AMEX: WEB) today reported continued revenue growth and profitable results for its second quarter and first six-months of fiscal year 2004, which ended January 31, 2004.

        The Company reported net income of $349,000 for its fiscal 2004 second quarter, or $0.05 per diluted share, which is within the range of earnings guidance given in the prior quarter's earnings release. Current quarter earnings compare to $871,000, or $0.12 per diluted share, for the same quarter in fiscal year 2003. Net sales for the second quarter of fiscal 2004 were $46.2 million, a 7.0 percent increase over the $43.1 million for the same quarter last year. The Company's second fiscal quarter is typically the most difficult due to automotive manufacturer and supplier shut-downs during the final two weeks of December.

        Net income for the first six-months of fiscal year 2004 was $763,000, or $0.11 per diluted share, compared to $1,834,000, or $0.26 per diluted share, for the same period in fiscal year 2003. Net sales for the first six-months of the current year amounted to $95.2 million, an 8.9 percent increase over the $87.5 million in the same six-month period of last year. More competitive pricing due to industry over-capacity and the sluggish economy, as well as previously disclosed production inefficiencies at the Oil City, Pennsylvania, tubing facility, were primarily responsible for the decline in net income from the prior six-month period.

        F. William Weber, Webco's Chairman and Chief Executive Officer, commented: "The single-most significant situation in our industry and company today is the cost and availability of carbon steel raw materials. As a result of the declining value of the U.S. Dollar to foreign currencies, which has increased the export of domestic carbon steel production and decreased the import of competing foreign products and the lack of availability and high-cost of steel-making inputs such as coke, scrap metal and energy, an environment has been created where carbon steel sheet coil is dramatically increasing in cost and in some cases is unavailable. Over the past quarter, carbon steel coil producers have raised their prices and placed surcharges on their products that have increased the replacement cost of carbon steel by 35 percent to 50 percent in some cases. Spot market purchase prices of carbon steel sheet coil have increased up to 80 percent. The large increases in the cost of carbon steel and other metals, and the related increased sales prices of our products, will not be reflected in our financial statements until the third quarter of fiscal year 2004. Additional raw material cost increases appear probable, although the magnitude and timing of such increases cannot be predicted at this time."

        Mr. Weber continued, "The current steel industry crisis is unprecedented. Because of shortages in the components for making carbon steel and high export demand, the steel necessary to satisfy demand for carbon steel is unavailable. In the past, Webco has forged solid and loyal relationships with its steel suppliers. This mutual loyalty has allowed us to mitigate the full magnitude of cost increases in some circumstances. Even more importantly, these relationships have, in most circumstances, secured the availability of steel for our customer requirements. Because of the current environment, we have had to be very assertive in passing along as many price increases as possible, including surcharges. Although we have agreed-upon pricing with some customers, we are passing on surcharges and base price increases as appropriate. While the tubing industry continues to have too much capacity for current demand, the industry as a whole is being forced to pass along these increases to protect its economic viability. The current crisis in the steel industry affects all metals; however, it has impacted carbon steel sheet coil to a much greater degree."

        Mr. Weber continued, "In summary, Webco is working very hard to navigate this unprecedented steel environment. We believe that we have strategically positioned Webco to succeed. Webco's strategic focus is the same now as before. We continue to identify niche product opportunities where we can utilize our investments in information and manufacturing technology to create value and above-average returns for our industry over the long-term. During the recent softness in the economy, we have continued to make significant technology investments and develop our revenue base in selected niches, which will benefit the Company when a stronger business environment returns."

        Mr. Weber continued, "Our efforts to improve production levels and efficiencies at our Oil City, Pennsylvania, facility are resulting in improvements, although work continues on this project. We are working toward continued improvement in Oil City over the next year through process enhancements and training programs. We also remain dedicated to advancing technology and product development in stainless steel tube-making. We are upwardly revising our revenue estimate for the full 2004 fiscal year to $185 to $200 million, although we are not changing our net income guidance of $0.26 to $0.32 per diluted share. Net income guidance for the third quarter of fiscal year 2004 is from $0.06 to $0.10 per diluted share on revenues of $45 to $50 million."

        Gross profit for the second quarter of fiscal 2004 was $4.5 million, or 9.7 percent of net sales, compared to $5.2 million, or 12.1 percent of net sales, for the second quarter of fiscal 2003. Gross profit for the first six months of fiscal 2004 was $9.0 million, or 9.5 percent of net sales, compared to $11.0 million, or 12.6 percent of sales, in the same six-month period in 2003. The current periods' gross profit is reflective of continued industry excess capacity and over-supply conditions, but continues the consecutive quarterly improvement since the third quarter of fiscal year 2003. Gross profit has also been negatively impacted by the above-referenced inefficiencies at our Oil City facility. The above described issues involving raw material cost and the resulting sales price increases are not reflected in the current quarter, but should be evident in the third fiscal quarter of 2004.

        Selling, general and administrative expenses in the second quarter of fiscal 2004 were $3,296,000, compared to $3,108,000 in the second quarter of fiscal 2003. S,G&A costs in 2003 were reduced by a pre-tax insurance recovery of $299,000 from the 2001 Oil City fire. Without the insurance recovery in 2003, S,G&A costs decreased $111,000 from the prior year due primarily to a $143,000 decrease in information technology expenses and software depreciation. Selling, general and administrative costs in the first six-months of fiscal 2004 were $6,630,000, compared to $6,717,000 reported for the same six-month period in 2003. Without the insurance recovery in the prior period, S,G&A costs decreased $386,000 in the current six-month period due to a $248,000 decrease in information technology expenses and software depreciation and a $138,000 decrease in general and administrative expenses principally related to a decline in employee incentive payments and executive bonus accruals resulting from lower financial performance.

        Capital spending amounted to $2.3 million for the second quarter and $4.6 million for the first six months of 2004. Capital spending for fiscal year 2004 is expected to be in the range of $5.5 million to $6.0 million and consists of continued deployment of technology investments for stainless tube-making, development of value-added capabilities for our increased carbon capacity, and normal facility maintenance spending.

        Webco is a manufacturer and value added distributor of high-quality carbon steel, stainless steel and other metal tubular products designed to industry and customer specifications. Webco's tubing products consist primarily of pressure tubing and specialty tubing for use in durable and capital goods including heat exchangers, boilers, automobiles and trucks and home appliances. The Company's long-term strategy involves the pursuit of niche markets within the metal tubing industry through the deployment of leading-edge manufacturing and information technology. The Company has three production facilities in Oklahoma and Pennsylvania and five value-added distribution facilities in Oklahoma, Texas, Illinois, and Michigan, serving more than 1,000 customers throughout North America.

        Safe harbor for forward-looking statements: Certain statements in this release, including, but not limited to, those preceded by or predicated upon the words "anticipates," "appears," "believes," "expects," "hopeful," "plans" or "should," constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied herein. Those risks include, but are not limited to those described under Part I, Item I: "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2003, which is incorporated herein by reference.

                WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
       (Dollars in thousands, except per share data) (Unaudited)

                            Three Months Ended     Six Months Ended
                                January 31,           January 31,
                             2004       2003       2004       2003
                           ---------- ---------  ---------  ---------

Net sales                    $46,154    $43,138    $95,244    $87,451
Cost of sales                 41,692     37,933     86,188     76,442
                           ---------  ---------  ---------  ---------
Gross profit                   4,462      5,205      9,056     11,009
Selling, general &
 administrative                3,296      3,108      6,630      6,717
                           ---------  ---------  ---------  ---------

Income from operations         1,166      2,097      2,426      4,292
Interest expense                 571        554      1,126      1,183
                           ---------  ---------  ---------  ---------

Income before income taxes       595      1,543      1,300      3,109
Provision for income taxes       246        672        537      1,275
                           ---------  ---------  ---------  ---------

Net income                      $349       $871       $763     $1,834
                           =========  =========  =========  =========

Net income per common share:
     Basic                      $.05       $.12       $.11       $.26
                           =========  =========  =========  =========
     Diluted                    $.05       $.12       $.11       $.26
                           =========  =========  =========  =========

Weighted average common
 shares outstanding:
      Basic                7,082,000  7,082,000  7,082,000  7,082,000
                           =========  =========  =========  =========
      Diluted              7,163,000  7,148,000  7,153,000  7,151,000
                           =========  =========  =========  =========

                WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                  (Dollars in thousands) (Unaudited)

                                              January 31,   July 31,
                                                 2004         2003
                                              ----------   ----------

Accounts receivable                              $24,398      $21,781
Inventories                                       41,169       40,794
Other current assets                               3,686        3,835
                                              ----------   ----------
     Total current assets                         69,253       66,410

Net property, plant and equipment                 61,422       60,018
Other long term assets                             3,902        4,099
                                              ----------   ----------

     Total assets                               $134,577     $130,527
                                              ==========   ==========

Current liabilities, including current
 portion of long-term debt                      $ 60,203     $ 54,760
Long-term debt                                    10,389       12,100
Deferred income tax liability                     12,165       12,603

Total equity                                      51,820       51,064
                                              ----------   ----------

     Total liabilities and equity               $134,577     $130,527
                                              ==========   ==========

                            CASH FLOW DATA
                        (Dollars in thousands)
                              (Unaudited)

                               Three Months Ended   Six Months Ended
                                  January 31,         January 31,
                                 2004     2003      2004      2003
                               --------- -------- --------- ----------
Net cash provided by (used in)
 operating activities           $ 6,210   $ (362)    $ 809   $ (6,129)
                               ========  =======  ========  =========

Depreciation and amortization    $1,815   $1,796    $3,604     $3,469
                               ========  =======  ========  =========

Capital expenditures             $2,294     $284    $4,633     $1,846
                               ========  =======  ========  =========